AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement ("Agreement") is made and entered into on June 26, 2024, between **JUPITER GOLD CORPORATION**, a Republic of the Marshall Islands corporation ("Employer") and **MARC FOGASSA**, a State of Florida, U.S. resident ("Employee").

In consideration of the mutual covenants set forth below, the existing Employment Agreement between the Employer and the Employee is hereby amended and restated in its entirety to read as set forth below.

1. START

This Agreement shall be effective on July 1, 2024.

2. TITLE AND DUTIES

A. Title

The Employee shall be employed in the capacity of Chief Executive Officer. The Employee is also the Chairman of the Employer.

B. Essential Job Functions and Duties

The essential job functions and duties expected of the Employee shall be such as customarily performed by persons in similar such positions, as well as such other duties as may be assigned from time to time by the Employer.

C. Supervision and Reporting

The Employee shall report to the Board of Directors of the Employer.

D. Duty of Loyalty and Best Efforts

The Employee shall devote working time, attention, knowledge, and skills to the Employer's business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. It is understood that the Employee has other business interests that may demand substantial time and may present conflicts of interest to the Employer.

3. COMPENSATION TERMS

A. Base Compensation

The Employee shall receive monthly compensation of US$25,000 payable in cash or in shares of the common stock of the Employer, at the choice of the Employer when the market capitalization of the Employer is below US$100,000,000, and at the choice of the Employee when the market capitalization of the Employer is above US$100,000,000, with such market capitalization assessment being made at the end of any payment period. Any such payment in shares should use a share price equal to the average of the closing price per share for the last twenty trading days prior to the end of the period.

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B. Incentive Compensation

On July 1, 2024, the Employee shall receive 2024 incentive compensation ("2024 Incentive Compensation") equal to 4% of the then issued and outstanding shares of common stock of the Employer ("Outstanding Share Count"). Being that as of the date of this Agreement, the Outstanding Share Count was 10,500,990, and provided there are no further issuances until June 30, 2024, the 2024 Incentive Compensation to the Employee shall be 420,040 shares of the common stock of the Employer.

Thereafter, starting on January 1, 2025, and for as long as the Employee is an officer of the Company, on January 1 of every given year, the Employee shall receive an incentive compensation equal to 4% of the Outstanding Share Count on such date.

The Employee has the right to request that such Incentive Compensation be provided as options to purchase an equivalent number of shares at an exercise price equal to US$0.01 and a ten-year expiration time. These options shall be exercisable for cash or on a cashless exercise basis. The number of shares subject to the option and current strike price shall be subject to appropriate adjustment in the case of stock splits, stock dividends and recapitalizations.

C. Performance Compensation

Definitions:

"Book Value" ("BV") shall mean the shareholders' equity as set forth in the audited financial statements of the Employer as of the end of each fiscal year;

"High-Water Mark" ("HWM") shall mean the highest recorded BV starting on December 31, 2023, and for any subsequent period;

The Employer shall pay the Employee, starting with fiscal year 2024, and thereafter annually, a performance compensation ("PC") determined after the audited statements of such fiscal year are prepared. The PC shall be calculated as of the last day of each fiscal year of the Employer and equal to the monetary value of 20% of the difference between the BV and the HWM. If the BV is less than the HWM, then there shall be no PC for such fiscal year.

Any such earned PC shall be payable at the choice of the Employee in cash or in shares of the common stock of the Employer at a price per share equal to the average of the closing price per share for the last twenty trading days prior to the end of the fiscal year.

D. Expense Reimbursement

Employee shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement.

E. Residence Abroad

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When Employee establishes a residence outside of the U.S., in connection with its functions at the Employer, the Employer shall provide a US$5,000 monthly grant to Employee in lieu of coverage for such expenses.

F. Retirement Funding

Employer shall deposit annually the maximum allowable SEP IRA contribution at an individual retirement account designated by Employee and for the benefit of Employee.

4. BENEFITS

A. Vacation

The Employee shall have two weeks of paid vacation per year.

B. Insurance

As soon as practicable, the Employer shall designate the Employee in a "key man" insurance policy for an amount no less than US$1,000,000 payable to the Employer.

The Employer shall pay all costs of reasonable medical, dental, vision, long-term disability, and short-term disability to the Employee and to the Employee's spouse or partner and children under the age of 26, at plans chosen by Employee.

The Employer shall pay the annual premium costs of a life insurance policy for Employee in the amount of US$5,000,000 for payment to Employee's designated beneficiaries.

5. PROPERTY RIGHTS

A. **Records and Accounts**

The Employee agrees that all those records and accounts maintained during the course of employment are the property of the Employer.

B. Return Upon Termination

The Employee agrees that upon termination they will return to the Employer all of the Employer's property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records and accounts, materials subject to copyright, trademark, or patent protection, business documents, reports, and other items as applicable.

C. **Copyrights, Inventions and Patents**

The Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by the Employee during this Agreement are to be considered "works for hire" and the property of the Employer. The Employee assigns to the Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

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6. INDEMNIFICATION FOR THIRD PARTY CLAIMS

The Employer hereby agrees to indemnify, defend, save, and hold harmless the Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of or are related to the Employee's performance of this Agreement, failure to perform job functions or duties as required, or result from conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement. The Employer understands that this obligation of indemnification survives the expiration or termination of this Agreement.

7. MEDIATION AND BINDING ARBITRATION

The Employer and the Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association.

8. TERMINATION

A. Severance

If the Employee is terminated by the Employer, the Employer shall promptly make a payment to Employee equal to US$1,000,000. If upon the completion of a change of control, or other corporate event, Employee is not the Chief Executive Officer of the Employer, or the Chief Executive Officer of the new controlling person of the Employer, as the case may be, then the Employer shall promptly make a payment to the Employee equal to US$5,000,000.

9. MISCELLANEOUS PROVISIONS

A. Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Employer or mailing address of the Employee as set forth herein.

JUPITER GOLD CORPORATION
Rua Buenos Aires, 10 - 14th Floor
Belo Horizonte, MG 30.315-570
Brazil

MARC FOGASSA
1200 N Federal Hwy, Suite 200
Boca Raton, CA 33432
United States

B. Entire Agreement

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This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and the Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

C. Prior Agreements or Understandings

This Agreement supersedes all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

D. Modifications

Any modifications to this Agreement may only be done in writing between the parts.

E. Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

F. Waiver of Breach

The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by the Employer.

G. Ambiguities Related to Drafting

The Employer and the Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

H. Choice of Law, Jurisdiction and Venue

The Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida and that should any claims be brought against the Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within Palm Beach County, Florida. The Employee also consents to jurisdiction of any claims by the Employer related to the terms or conditions of employment by a court of competent jurisdiction within Palm Beach County, Florida.

JUPITER GOLD CORPORATION **Date**
By:

______________________________ ______________________________

MARC FOGASSA **Date**

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